SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act of 1934
                      (Amendment No.               )

Filed by Registrant [ X ]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only [as permitted by Rule 14a-
    6(e)(2)]
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             LUBY'S CAFETERIAS, INC.
_____________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          _______________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          _______________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          _______________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
          _______________________________________________________________

     5)   Total fee paid:
          _______________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ________________________________________

     2)   Form, Schedule or Registration Statement No.:
          ________________________________________________________________

     3)   Filing Party:
          ________________________________________________________________
     4)   Date Filed:
          ________________________________________________________________

                                                           PRELIMINARY COPY





December 2, 1996




Dear Shareholders:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Luby's Cafeterias, Inc. to be held on Tuesday, January 14, 1997, at 10:00 a.m., at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice and proxy statement following this letter.

We hope as many of you as possible will attend the meeting in person. Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign, and mail the enclosed proxy in the envelope provided.

Sincerely,



__________________________
Ralph Erben
Chairman of the Board and
Chief Executive Officer



__________________________
John E. Curtis, Jr.
President and
Chief Operating Officer

                          LUBY'S CAFETERIAS, INC.

                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas   78265-3069


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD JANUARY 14, 1997


To the Shareholders of
  LUBY'S CAFETERIAS, INC.

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Luby's Cafeterias, Inc., a Delaware corporation, will be held at the San Antonio Airport Hilton, 611 Northwest Loop 410, San Antonio, Texas, on Tuesday, January 14, 1997, at 10:00 a.m., local time, for the following purposes:

     (1) To elect four directors to serve until the 2000 Annual Meeting of Shareholders;

     (2) To authorize restructuring of the Company into a holding company as described herein;

     (3)  To approve the appointment of auditors for the 1997 fiscal year; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at November 15, 1996. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of shareholders entitled to vote at the meeting will be on file at the Company's corporate office at 2211 Northeast Loop 410, San Antonio, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

     Shareholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.





                                   LUBY'S CAFETERIAS, INC.
                                   James R. Hale
                                   Secretary
Dated:  December 2, 1996

                          LUBY'S CAFETERIAS, INC.
                          2211 Northeast Loop 410
                              P. O. Box 33069
                      San Antonio, Texas  78265-3069

                              PROXY STATEMENT



     The accompanying proxy is solicited by the Board of Directors of Luby's Cafeterias, Inc., a Delaware corporation (the "Company"), to be voted at the 1997 Annual Meeting of Shareholders on January 14, 1997, or at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about December 2, 1996.

                                THE COMPANY

     The Company is a Delaware corporation and was formerly a wholly-owned subsidiary of Luby's Cafeterias, Inc., a Texas corporation ("Luby's Texas"). On December 31, 1991, Luby's Texas was merged with and into the Company for the purpose of reincorporating in Delaware. Unless the context indicates otherwise, the word "Company" as used herein includes Luby's Texas as predecessor.

                            VOTING AND PROXIES

     Only holders of record of common stock of the Company as of the close of business on November 15, 1996, will be entitled to vote at the meeting. There were 23,977,542 shares of common stock outstanding on the record date, exclusive of 3,425,525 treasury shares. Each share of common stock outstanding is entitled to one vote. A majority of the shares outstanding will constitute a quorum at the meeting.

     All shares represented by proxies will be voted in accordance with the shareholders' directions. If the proxy card is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. Any shareholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the meeting and voting in person.

     The election of nominees for director requires a plurality of the votes cast. Authorization of the restructuring of the Company into a holding company requires the affirmative vote of a majority of the outstanding shares entitled to vote at the meeting. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present at the meeting in person and by proxy. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Broker nonvotes and abstentions will not be included in determining the number of votes cast on any matter.

     The Company's Bylaws provide that candidates to stand for election as directors at an annual meeting of shareholders shall be nominated by the Board of Directors. Candidates may also be nominated by any shareholder of record entitled to vote at the meeting, provided the shareholder gives timely notice thereof. To be timely, such notice shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and shall include (i) the name and address of the shareholder who intends to make the nomination, (ii) the name, age, and business address of each nominee, and (iii) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

                           ELECTION OF DIRECTORS

     The Bylaws of the Company provide for a Board of Directors divided into three classes, as nearly equal in number as possible, with the members of each class to serve three-year terms. The directors whose terms expire at the 1997 Annual Meeting of Shareholders who have been nominated by the Board of Directors for reelection to serve until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified are John E. Curtis, Jr., Ralph Erben, Walter J. Salmon, and Joanne Winik.
The Board of Directors recommends a vote FOR such nominees.

     The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the above mentioned nominees for election as directors, unless otherwise specified. Such nominees have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, the persons named as proxies may vote for another person in the place of such nominee according to their best judgment in the interest of the Company.

     The following information is furnished with respect to each of the nominees and for each of the other six directors whose terms will continue after the meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominees for Election to Terms Expiring in 2000

     JOHN E. CURTIS, JR. is President, Chief Operating Officer, and Chief
         Financial Officer of the Company and a member of the Executive Committee. Prior to January 1996, he was Executive Vice President. He was Senior Vice President and Chief Financial Officer from 1988 to 1995 and was Treasurer from 1990 to 1995. He is 49 and has been a director of the Company since 1991 and an officer since 1982.

     RALPH ERBEN is Chairman of the Board and Chief Executive Officer of the
         Company and Chairman of the Executive Committee. Prior to January 1996, he was President. He is 65 and has been a director of the Company since 1985 and an officer since 1978.

     WALTER J. SALMON is Stanley Roth, Sr. Professor of Retailing, Senior
         Associate Dean, and Director of External Relations, Harvard Graduate School of Business Administration. He is 66 and has been a director of the Company since 1979 and is Chairman of the Compensation Committee. He is a director of Circuit City Stores, Inc., The Neiman Marcus Group, Hannaford Bros. Co., Harrah s Entertainment, Inc., The Quaker Oats Company, and Tufts Associated Health Plans, Inc.

     JOANNE WINIK is President, General Manager, and a director of KLRN-TV,
         San Antonio s Pubic Broadcasting Service affiliate.  She is also a
         director of Southern Educational Communications Association.   She is
         56 and has been a director of the Company'since 1993 and is a member of the Audit Committee.

Incumbent Directors Whose Terms Expire in 1998

     LAURO F. CAVAZOS is Professor of Family Medicine and Community Health,
         Tufts University School of Medicine (since 1996), Acting Chair of Community Health, Tufts University School of Medicine (since 1994), and a management and education consultant (since 1991). He was Adjunct Professor of Community Health, Tufts University School of Medicine from 1992 to 1994. He is 69 and has been a director of the Company since 1993 and is a member of the Audit Committee. He is a director of Diamond Shamrock, Inc. and New England Education Loan Marketing Corporation.

     JOHN B. LAHOURCADE is an investor. Prior to January 1996, he was Chairman of the Board of the Company. He is a member of the Executive Committee. He has been employed by the Company as a consultant since January 1996. He is 72 and has been a director of the Company since 1970.

     GEORGE H. WENGLEIN is an investor and one of the founders of the Company.
         He is a member of the Compensation Committee. He has been employed by the Company as a consultant since 1988. He is 79 and has been a director of the Company since 1959.

Incumbent Directors Whose Terms Expire in 1999

     DAVID B. DAVISS is an investor.  He is an advisory director of Austin
         Trust Company. He is 60 and has been a director of the Company since 1984. He is a member of the Executive Committee and is Chairman of the Audit Committee.

     ROGER R. HEMMINGHAUS is Chairman of the Board, President, Chief Executive
         Officer, and a director of Diamond Shamrock, Inc. He is also Deputy Chairman of the Federal Reserve Bank, Eleventh District, and a director of Southwestern Public Service Company. He is 60 and has been a director of the Company since 1989 and is a member of the Compensation Committee.

     WILLIAM E. ROBSON is Executive Vice President-Operations of the Company.
         He was Senior Vice President-Operations from 1992 to 1995 and was Senior Vice President-Operations Development from 1988 to 1992. He is 55 and has been a director of the Company since 1993 and an officer since 1982.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Meetings and Compensation of Directors

     During the fiscal year ended August 31, 1996, the Board of Directors held five meetings. Each director who is not an officer of the Company is paid $3,000 for each meeting of the Board of Directors which he or she attends plus $12,000 per year for his or her services as a director. In addition, each director who is not an officer of the Company is paid $1,000 for each meeting of any committee of the Board which he or she attends, except that the Chairman of the Audit Committee and the Chairman of the Compensation Committee are each paid $1,200 for each meeting of such Committee which he attends.

Nonemployee Director Stock Options

     The Company has a Nonemployee Director Stock Option Plan (the
Nonemployee Director Plan) under which nonemployee directors are periodically granted nonqualified options to purchase shares of the Company's common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of five years from the date of grant, subject to certain exceptions specified in the Nonemployee Director Plan.

     Pursuant to the provisions of the Nonemployee Director Plan, options were granted to nonemployee directors on January 12, 1996, for the following number of option shares at an option price of $21.625 per share: David B. Daviss - 5,000 shares and Roger R. Hemminghaus - 5,000 shares.

Audit Committee

     The Audit Committee of the Board of Directors, which currently consists of David B. Daviss, Lauro F. Cavazos, and Joanne Winik, met two times during the 1996 fiscal year. The functions of the Audit Committee are to review the qualifications and independence of the independent auditors; to recommend the appointment of the independent auditors; to approve the assignment of new audit partners; to review the scope of the annual audit and the annual audit process; to review the annual audited financial statements; to review the annual reporting process; to review internal audit, accounting, data processing, financial functions, and personnel; to review accounting and data processing controls and procedures; to review legal matters that may have a significant effect on the financial statements; to review the internal audit function; to provide regular opportunities for the director of internal audit and management to meet privately with the Audit Committee; to review the Company's policies on standards of conduct; and to report the activities of the Audit Committee to the Board of Directors on a regular basis.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of Walter J. Salmon, Roger R. Hemminghaus, and George H. Wenglein. The Compensation Committee met three times during the 1996 fiscal year. The functions of the Compensation Committee are to review the compensation of officers and other management personnel and to make recommendations concerning such compensation. The Compensation Committee also administers those employee benefit plans of the Company which provide for administration by a Board committee.

Compensation Committee Interlocks and Insider Participation

     George H. Wenglein, a member of the Compensation Committee, is a former officer of the Company and is employed by the Company as a consultant at a salary of $10,417 per month under a contract which expires in 1998. During fiscal 1996, income tax services were provided at the Company's expense for Mr. Wenglein in the amount of $3,000.

Nominating Committee

     The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     An architectural firm in which Paul A. Hesson is a principal regularly renders architectural services for the Company. Mr. Hesson is the father-in-law of John E. Curtis, Jr., President, Chief Operating Officer, and Chief Financial Officer of the Company and a member of the Board of Directors. For the fiscal year ended August 31, 1996, architectural fees paid to Mr. Hesson's firm by the Company amounted to approximately $963,300. In the opinion of the Company, such fees are comparable to those paid by the Company to other architectural firms for similar services.

     James R. Hale, Secretary of the Company, is a member of the law firm of Cauthorn Hale Hornberger Fuller Sheehan & Becker Incorporated. The firm performs legal services for the Company on a regular basis. For services rendered during the fiscal year ended August 31, 1996, the Company paid such firm approximately $563,000. In the opinion of the Company, such fees are comparable to those charged by other law firms for similar services.

     John B. Lahourcade is a former officer of the Company. He is employed by the Company as a consultant at a salary of $7,083 per month under a contract which expires in 2001.

               SECTION 16(a) OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company's review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the year ended August 31, 1996, all Section 16(a) filing requirements were satisfied, except with respect to certain late reports filed by Joanne Winik, a director of the Company. In September 1996 she filed two late reports on SEC Form 4 reflecting four transactions that were not reported on a timely basis.

                          PRINCIPAL SHAREHOLDERS

     To the knowledge of the Company, no person owned beneficially as of November 15, 1996, more than five percent of the outstanding common stock of the Company.

                          MANAGEMENT SHAREHOLDERS

     According to information furnished by the persons concerned, each director, each nominee for director, and all directors and officers of the Company as a group, owned beneficially the indicated number and percentage of outstanding shares of common stock of the Company as of November 15, 1996:

 Name of Individual or        Shares Beneficially Owned             Percent
  Identity of Group           as of November 15, 1996(1)           of Class

Lauro F. Cavazos (2)                        750                       ---%
John E. Curtis, Jr. (3)                  38,349                       .16%
David B. Daviss (4)                       3,037                       .01%
Ralph  Erben (5)                        179,267                       .76%
Roger R. Hemminghaus                      3,400                       .01%
John B. Lahourcade (6)                  202,405                       .86%
William E. Robson (7)                    35,397                       .15%
Walter J. Salmon (8)                      2,255                       .01%
George H. Wenglein                      730,000                      3.10%
Joanne Winik                              1,096                       ---%
All directors and officers of
  the Company, as a group (9)         1,822,157                      7.66%


   (1) Except as indicated in the following notes, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

   (2) The shares shown for Dr. Cavazos are held jointly with his wife.

   (3) The shares shown for Mr. Curtis include 25,950 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (4) The shares shown for Mr. Daviss are held for his benefit in a custodial account.

   (5) The shares shown for Mr. Erben include 42,100 shares which he has the right to acquire within 60 days under the Company's employee benefit plans and 26,815 shares which he holds as trustee for himself and his children.

   (6) The shares shown for Mr. Lahourcade include 1,125 shares held jointly with his wife.

   (7) The shares shown for Mr. Robson include 20 shares held jointly with his wife, 64 shares held jointly with his son, 866 shares held for his benefit in an Individual Retirement Account, 15 shares held by his wife as trustee for his grandchildren, 1,207 shares held for his benefit in the Company's Dividend Reinvestment Plan, and 20,950 shares which he has the right to acquire within 60 days under the Company's employee benefit plans.

   (8) The shares shown for Dr. Salmon are held for his benefit in an Individual Retirement Account.

   (9) The shares shown for all directors and officers as a group include 211,805 shares which they have the right to acquire within 60 days under the Company's employee benefit plans.

                          EXECUTIVE COMPENSATION

     The table below contains information concerning annual and long-term compensation of the chief executive officer and the other four most highly compensated executive officers (the "Named Officers") for services in all capacities to the Company for the fiscal years ended August 31, 1996, 1995, and 1994:

                                  Summary Compensation Table
                   Annual Compensation                      Long-Term Compensation
                                                                Awards        Payouts
______________________________________________________  _____________________________ _________
                                                                   Securities             All
                                              Other                 Under-               Other
Name and                                      Annual     Restricted  lying              Compen-
Principal          Fiscal                     Compen-     Stock     Options/   LTIP     sation
Position            Year   Salary    Bonus(1) sation(2)   Awards    SARs(3)  Payouts(4)   (5)
______________________________________________________  ______________________________ ________

Ralph Erben          1996  $350,000  $  ---      $0         $0       5,000   $119,146   $33,786
 Chairman of the     1995   340,000     ---       0          0       4,500     65,629    32,027
 Board and Chief     1994   330,000   148,500     0          0       4,500       ---     18,681
 Executive Officer

John E. Curtis, Jr.  1996   283,333     ---       0          0       2,500     58,528    14,062
 President, Chief    1995   240,000     ---       0          0       2,100     32,815    14,096
 Operating Officer,  1994   230,000    69,000     0          0       2,100       ---      2,380
 and Chief Financial
 Officer

William E. Robson    1996   263,333     ---       0          0       2,500     58,527    19,795
 Executive Vice      1995   240,000     ---       0          0       2,100     32,815    19,308
 President -         1994   230,000    69,000     0          0       2,100       ---      7,118
 Operations

Jimmy W. Woliver     1996   190,000     ---       0          0       1,600     31,354    14,062
 Senior Vice         1995   182,500     ---       0          0       1,250     10,938    14,096
 President -         1994   180,000    33,750     0          0       1,250       ---      2,380
 Operations

Clyde C. Hays, III   1996   174,167     ---       0          0       1,600     22,993    14,062
 Senior Vice         1995   156,250     ---       0          0       1,250       ---     14,096
 President -         1994   150,000    28,125     0          0       1,250       ---      2,380
 Operations

(1)  Reflects incentive-based cash bonuses awarded under the Company's Incentive Bonus Plan.
     Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year.

(2)  Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation does not exceed the lesser of
     $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.

(3)  The Company has not issued any stock appreciation rights to the Named Officers.

(4)  The amounts paid out in fiscal 1996 and 1995 under the Company's Performance Unit Plan relate to the three-year performance cycles ended August 31, 1995 and 1994, respectively.  No amounts were paid out under the Company's Performance Unit Plan in fiscal 1994.

(5)  Includes contributions under the Profit Sharing Plan of $14,062, $14,096, and $2,380 per
     Named Officer for 1996, 1995, and 1994, respectively.  Remaining amounts for Messrs.
     Erben and Robson are for amounts accrued under deferred compensation agreements.

     The following table reports the grant of stock options and stock appreciation rights ("SARs") to the Named Officers during fiscal 1996.
Options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

                       Option/SAR Grants in Last Fiscal Year
                                                                           Potential Realizable
                                                                            Value at
                                                                            Assumed Annual
                                                                            Rates of Stock
                                                                            Price Appreciation
                      Individual Grants                                     for Option Term (3)
_________________________________________________________________________   __________________
                    Number of     % of Total
                    Securities    Options/SARs     Exercise
                    Underlying    Granted to       or Base
                    Options/SARs  Employees in     Price       Expiration
Name                Granted (1)   Fiscal Year (2)  ($/sh)         Date        5%($)    10%($)
______________________________________________________________________________________________

Ralph Erben           5,000         2.52%          $21.00      10-08-2001    $35,691  $80,965

John E. Curtis, Jr.   2,500         1.26%           21.00      10-08-2001     17,846   40,483

William E. Robson     2,500         1.26%           21.00      10-08-2001     17,846   40,483

Jimmy W. Woliver      1,600          .81%           21.00      10-08-2001     11,421   25,909

Clyde C. Hays, III    1,600          .81%           21.00      10-08-2001     11,421   25,909

(1)  Options were granted at fair market value of the common stock on the date of grant.
     Options may not be exercised during the first 12 months following the date of grant.

(2)  Based upon a total of 198,650 options granted to employees in fiscal 1996.

(3)  The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and should not be considered as a forecast of future stock prices.

     The table below reports exercises of stock options and SARs by the Named Officers during fiscal 1996 and the value of their unexercised stock options and SARs as of August 31, 1996. The stock options were granted under the Company's Management Incentive Stock Plan. The Company has not granted SARs to any of the Named Officers.

            Aggregated Option/SAR Exercises in Last Fiscal Year
                       and FY-End Option/SAR Values

                                              Number of
                                              Securities       Value of
                                              Underlying       Unexercised
                                              Unexercised      In-the-Money
                        Shares                Options/SARS     Options/SARs
                        Acquired              at FY-End        at FY-End(1)
                        on         Value      Exercisable/     Exercisable/
Name                    Exercise   Realized   Unexercisable   Unexercisable
______________________________________________________________________________
Ralph Erben              4,800      $23,784   42,350/7,250    $238,438/$13,125

John E. Curtis, Jr.      2,138        9,792   26,150/3,550     149,425/6,563

William E. Robson        7,500       52,188   18,650/3,550     102,550/6,563

Jimmy W. Woliver         4,900       25,625    1,875/2,225       2,344/4,200

Clyde C. Hays, III       5,242       35,772    7,683/2,225      39,828/4,200

(1) The value of unexercised options is based on a price of $23.625 per common share at August 31, 1996.

     The following table reports performance units granted to the Named Officers during fiscal 1996 under the Company's Performance Unit Plan and the Company's Management Incentive Stock Plan:

          Long-Term Incentive Plans - Awards in Last Fiscal Year

                                  Performance   Estimated Future Payouts under
                      Number       or Other      Non-Stock Price Based Plans
                    of Shares,    Period Until  ______________________________
                    Units, or     Maturation
Name               Other Rights    or Payout    Threshold   Target    Maximum
______________________________________________________________________________

Ralph Erben          5,000         1996-98      $65,118    $130,235   $195,353

John E. Curtis, Jr.  2,350         1996-98       30,605      61,210     91,816

William E. Robson    2,350         1996-98       30,605      61,210     91,816

Jimmy W. Woliver     1,200         1996-98       15,628      31,256     46,885

Clyde C. Hays, III   1,200         1996-98       15,628      31,256     46,885

     The performance units described in the above table were granted in October 1995 for the three-year performance cycle ending August 31, 1998. At the end of the performance cycle, performance awards are made in cash or in shares of common stock, or both, based upon the attainment by the Company of certain performance goals during the three-year cycle. Each performance unit is assigned a performance factor, which is a percentage (not exceeding 150%) resulting from achievement of the performance goals established at the date of grant. Each performance unit is assigned a payment value, which is a dollar amount determined by multiplying the performance factor by the average market price of the common stock of the Company on 20 trading days immediately preceding the end of the performance cycle. If the performance goals are not achieved, a lesser performance factor is assigned (not below 50%), with no future payouts if achievement is below 80% of goal - "Threshold." The values included in the above table assume a 5% annual growth rate in the price of the Company's common stock subsequent to August 31, 1996; however, this assumption should not be considered as a forecast of future stock prices.

                           DEFERRED COMPENSATION

     The Company's Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors' fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company's obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

     The Company has deferred compensation agreements with several officers and former officers of the Company. Under the agreements, the Company is obligated to provide annual benefits for each such officer or his beneficiaries during a period of ten years after his death, disability, or retirement. The agreements are unfunded, but the Company has purchased life insurance as a means of partially offsetting the cost of such benefits. The estimated annual benefits payable upon retirement at normal retirement age for each of the Named Officers are as follows: Ralph Erben, $32,100; John E. Curtis, Jr., $-0-; William E. Robson, $24,200; Jimmy W. Woliver, $-0-; and Clyde C. Hays, III, $-0-.

     The Company has a Supplemental Executive Retirement Plan, effective as of December 31, 1995. The objective of the plan is to provide benefits for selected officers at normal retirement age with 25 years of service equal to 50% of their final average compensation offset by Social Security, profit sharing benefits, and deferred compensation. Of the 28 officers designated to participate in the plan, two have retired and are receiving benefits under the plan. Accrued benefits of all actively employed participants become fully vested upon termination of the plan or a change in control (as defined in the plan). The plan is unfunded, and the Company is obligated to make benefit payments solely on a current disbursement basis.

     The following table illustrates the approximate annual pension that the Named Officers in the Summary Compensation Table would receive under the Supplemental Executive Retirement Plan if the plan remained in effect and the Named Officers retired at age 65 and elected an individual life annuity.

                            Pension Plan Table

                                            Years of Service
           Final Average       ____________________________________________
              Earnings              15               20             25
          _______________      ___________  _________________  ____________

             $150,000           $ 45,000       $  60,000        $  75,000

              300,000             90,000         120,000          150,000

              450,000            135,000         180,000          225,000

              600,000            180,000         240,000          300,000


     Amounts shown as "final average earnings" in this table represent the average of the last five years of compensation, which is substantially the same as the total of salary, bonus, and LTIP payouts as shown in the Summary Compensation Table for the Named Officers. As of December 1, 1996, the credited years of service under the Supplemental Executive Retirement Plan for Messrs. Curtis, Robson, Woliver, and Hays are 17, 30, 32, and 23, respectively. Mr. Erben is not covered by the plan. The annual benefit amounts shown above are subject to an offset by benefits payable under deferred compensation agreements, if applicable, the profit sharing plan, and Social Security. Net benefits under the plan are prorated by years of service less than 25; after 25 years of service, the net benefits are unchanged.

                       COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presents the following report on executive compensation. The report describes the Company's executive compensation programs and the bases on which the Committee made compensation decisions for fiscal 1996 with respect to the Company's executive officers, including those named in the compensation tables.

Compensation Objectives

     The Committee conducts an annual review of the Company's executive compensation program. The objectives of the executive compensation program include the following:

          To offer fair and competitive base salaries consistent with the Company's position in the food service industry;

          To reward executives for corporate and individual performance through an annual incentive bonus program;

          To encourage future performance through the use of long-term incentives such as stock options and performance units; and

          To encourage executives to acquire and retain ownership of the Company's common stock.

     The Company's executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent. To achieve that objective, the Committee has developed a compensation program which combines annual base salaries with annual and long-term incentives tied to corporate performance and to increases in shareholder value.

Annual Base Salaries

     The Committee annually establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to approval by the Board of Directors. In setting base salaries, the Committee takes into account several factors, including the executive's experience, responsibilities, management abilities, and job performance, as well as performance of the Company as a whole and competitive compensation data.

Annual Incentive Bonuses

     The Company's annual incentive bonus plan for executive officers and other key personnel directly links annual cash incentive payments to the attainment of predetermined earnings per share goals established by the Committee and approved by the Board of Directors. Eligible executives are assigned threshold, target, and maximum bonus levels as a percentage of base salary, based upon increase in earnings per share over the prior year.

     For fiscal 1996, the incentive compensation targets for executive officers ranged from 14% to 30% of base salary if targeted earnings per share were attained, with maximums ranging from 20% to 45% of base salary. As a result of the 7% increase in earnings per share for fiscal 1996 over fiscal 1995, no cash incentive bonuses were paid to executive officers for fiscal 1996.

Stock Options

     The Committee normally grants incentive stock options annually to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are usually for six-year terms exercisable 50% after one year and 100% after two years. The number of option shares granted each year is normally determined by a formula based upon the executive's base salary and the market price of the common stock.
The number of option shares granted will vary based upon position level, with the more senior officers receiving larger grants. The number of option shares held by an executive is not considered in determining stock option awards.

Performance Units

     The Committee (with the approval of the Board of Directors) normally grants performance units annually to eligible executive officers and other key employees based upon attainment by the Company of predetermined earnings and equity goals over a performance cycle of three consecutive years. The goals are established by the Committee and approved by the Board of Directors.

     During fiscal 1996, performance awards were granted to eligible executive officers for the three-year performance cycle ending August 31, 1998. The number of performance units granted is normally determined by a formula based upon the executive's base salary and the market price of the common stock. Performance units are payable at the end of each performance cycle in cash or shares of common stock, or both, if the performance goals for the cycle are attained. Performance unit payments were made in October 1996 for the three-year performance cycle which ended August 31, 1996, amounting to $191,971.

Stock Ownership Guidelines

     In January 1996, pursuant to recommendations of the Compensation Committee, the Board of Directors adopted guidelines for ownership of Company common stock by executives and nonemployee directors. The guidelines provide that each person in the following categories is expected to attain the indicated level of stock ownership within five years:

     (1) Chief Executive Officer - shares having a value equal to four times annual base salary;

     (2) President, Executive Vice President, and Senior Vice President - shares having a value equal to two times annual base salary;

     (3)  Vice President - shares having a value equal to annual base salary;
          and

     (4) Nonemployee director - shares having a value equal to 3.5 times annual retainer fees.

Compensation of Chief Executive Officer

     During the period March 1, 1993, through February 28, 1995, Mr. Erben's base salary was $330,000 per year. The Company's net income for fiscal 1994 increased 11% over fiscal 1993 and net income per share was up 15%. On the basis of that performance, and on the basis of competitive market data provided by an independent consultant, the Committee recommended (and the Board approved) an increase in Mr. Erben's annual base salary to $350,000, effective March 1, 1995. His annual base salary has not been increased since that date.

     On October 9, 1995, Mr. Erben was granted an incentive stock option for 5,000 shares under the incentive stock plan. The number of shares was determined in accordance with the formula discussed above. During fiscal 1996, Mr. Erben exercised stock options granted to him in prior years for a total of 4,800 shares.

     On October 9, 1995, Mr. Erben was granted 5,000 performance units under the Company's management incentive stock plan for the three-year performance cycle ending August 31, 1998. The number of units was determined in accordance with the formula discussed above. Mr. Erben received a performance unit payment for the three-year performance cycle which ended August 31, 1996, having a payment value of $60,770.

Members of the Committee:
                        Walter J. Salmon, Chairman
                           Roger R. Hemminghaus
                            George H. Wenglein

                             PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's common stock for the five fiscal years ended August 31, 1996, with the cumulative total return on the S&P 500 Index and an industry peer group index. The peer group index is comprised of Buffets, Inc.; Hometown Buffet, Inc.; Luby's Cafeterias, Inc.; Morrison Fresh Cooking, Inc.; Perkins Family Restaurants, L.P.; Piccadilly Cafeterias, Inc.; Ryan's Family Steak Houses, Inc.; Shoney's, Inc.; and Sizzler International, Inc. These companies are multiunit family restaurant operators in the mid-price range, with similar stock market capitalization.

     The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 in the Company's common stock, the S&P 500 Index, and the peer group index on August 31, 1991, and reinvestment of all dividends.

     The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                               Five-year Cumulative Return

                                   Years Ended August 31,
                         _________________________________________
                          1991   1992   1993   1994   1995   1996

Luby's Cafeterias, Inc.   $100     90    150    140    122    150
Peer Group                $100     97    119     98     83     85
S&P 500                   $100    108    124    131    159    189

                      PLAN OF INTERNAL RESTRUCTURING

Introduction

     The Company currently does business primarily as an operating entity -- holding the majority of its operating assets directly and conducting operations solely in the Company. The growth of the Company, the L&W Seafood venture, as well as other joint venture proposals and investment proposals which have been made to the Company in recent years have caused the Company to reexamine its current corporate structure. The Board of Directors has determined that it would be in the best interests of the Company and its stockholders for the Company to have the flexibility to transfer some or substantially all of the Company's operating assets to direct or indirect wholly-owned subsidiaries, in which case the Company would become a holding company. Toward this end, the Board of Directors has unanimously approved, subject to shareholder approval, the transfer of some or all of the Company's operating assets and liabilities to one or more direct or indirect wholly-owned subsidiaries (the Subsidiaries) of the Company (the Restructuring).

     The Company may choose to implement at one time or in stages over time all or any portion of the Restructuring or may elect not to effect the Restructuring at all. The Company anticipates that some or all of the employees of the Company would be transferred to the Subsidiaries in connection with any implementation of the Restructuring. Restructuring is not contingent upon any government or regulatory approval.

     The Restructuring will not have a material effect on the consolidated financial statements of the Company. Notwithstanding the new structure, the Company will continue to report its financial operations and condition on a consolidated basis. The net income of the Subsidiaries, reflected as income on the Company's consolidated financial statements, will be available for the payment of dividends to shareholders of the Company to the extent the Company has received dividends or other distributions from the Subsidiaries. The Restructuring will not have a material effect on the payment of dividends to shareholders of the Company.

     Shareholder approval is necessary under Delaware law to implement the Restructuring because the Company believes the Restructuring, if fully implemented, would involve the transfer of substantially all of the Company's assets. The submission of the Restructuring for shareholder approval will not affect the Company's rights, under applicable Delaware law, to dispose of less than substantially all of its assets (including by transfer to one or more subsidiaries) without shareholder approval. Thus, even if the Restructuring is not approved by the shareholders, the Company may from time to time in the future transfer portions of its assets to subsidiaries or other affiliated entities or to third parties on terms and for consideration approved by the Board of Directors, subject to applicable Delaware law, without seeking shareholder approval. Approval of the Restructuring by shareholders will not preclude the shareholders right to challenge any future dispositions by the Company of the stock or assets of the Subsidiaries or of other subsidiaries or affiliated entities if such dispositions are not made as part of the Restructuring or in compliance with applicable Delaware law.

Reasons for the Restructuring

     If the Restructuring is fully implemented, the principal operations of the Company would be conducted by the Subsidiaries. The Company believes that the new structure would permit greater flexibility in the management and financing of existing and future business operations. The holding company structure would also facilitate the Company's entry into new businesses and the formation of joint ventures or other business ventures with third parties, and may enable the Company to achieve certain tax benefits. Finally, the Restructuring would further the objective of operating the Company's businesses, and any additional businesses acquired in the future, on a more self-sufficient, independent economic basis while decreasing the risk that liabilities attributable to any one of the Company's businesses could be imposed upon one or more of the Company's unrelated businesses.

Transfer of Assets; Effects of the Restructuring

     The Company currently plans that the Restructuring would result in the transfer of substantially all its trademark rights and copyrights and certain other intellectual property rights to an indirect wholly-owned subsidiary of the Company. The Company also currently plans to transfer substantially all of the remaining assets and related liabilities to an indirect wholly-owned subsidiary, which is a limited partnership. The Company currently intends to implement these transfers as soon as practicable following shareholder approval of the Restructuring. The following diagrams show the present structure of the Company and the structure that would result from the implementation of the Restructuring as currently planned:

  CURRENT STRUCTURE                         AFTER RESTRUCTURING

Luby's Cafeterias, Inc.                    Luby's Cafeterias, Inc.

  (80% Ownership)                            Luby's Holdings, Inc.
 L & W Seafood, Inc.
                                 (80%
                                Ownership)
                               L & W Seafood,      LUBCO,       Luby's Limited
                                  Inc.              Inc.         Partner, Inc.

                                                   Luby's
                                                 Management,
                                                    Inc.

                                               (1% Ownership)  (99% Ownership)
                                                    Luby's Restaurants
                                                    Limited Partnership

     The foregoing diagrams illustrate the effect of the Restructuring as currently planned. However, if the shareholders approve the Restructuring, the Company will have the authority to transfer some or substantially all of its assets to any one or more new or existing direct or indirect wholly-owned subsidiaries formed under the laws of any state and the final structure may be similar to or substantially different from the illustration. In addition, the Company may choose not to implement the Restructuring at all.

Effect on Shareholders Rights

     The Restructuring will not alter shareholders percentage ownership interests in the Company, and the Company's common stock will not be affected by the proposed Restructuring. The shareholders of the Company will continue as such, with the same voting, dividend and liquidation rights and ownership interests as before. As a result of the Restructuring, the shareholders of the Company will not directly elect the directors of the Subsidiaries. Directors of the Subsidiaries will be elected at the direction of the Board of Directors of the Company. Notwithstanding that fact, however, the overall management of the affairs and operations of the Subsidiaries will be under the direction of the Board of Directors and is not expected to change significantly as a result of the Restructuring.

Other Effects on the Company and Shareholders

     Except for the changes described herein, consummation of the Restructuring is not expected to result in any material change in the overall operations of the Company. Similarly, the Restructuring will not result in any changes in the current membership of the Board of Directors, and the executive officers of the Company are expected to remain the same after consummation of the proposed Restructuring. Persons who are currently serving as officers or directors of the Company may become officers and/or directors of the Subsidiaries.

     While the Restructuring is not expected to create any conflict of interests between the Company and its shareholders, in the event that the Subsidiaries, through public or private sale, should be owned in part by persons other than the Company or its shareholders, such conflicts could arise. However, the Company has no plans to effect a public or private sale of any part of the ownership of the Subsidiaries.

     Some possible disadvantages of the proposal to the Company include the requirement for observing corporate formalities between and among the Company and the Subsidiaries, together with some possible increases in accounting and administrative costs and possible duplication of some administrative functions. The Board of Directors believes that these disadvantages are not significant or material. In addition, management of the Company believes that the cost to implement the Restructuring as currently planned (consisting primarily of legal and accounting costs and real estate transfer taxes) will not be material.

     Shareholders of the Company will continue to have the same voting, dividend, and liquidation rights before and after implementation of the Restructuring. However, as discussed above under Effect on Shareholders Rights, shareholders of the Company will not be entitled to elect the directors of the Subsidiaries. Instead, shareholders of the Company will elect the directors of the Company who will have overall responsibility for the management of the Company and its subsidiaries and affiliated entities. Similarly, the shareholders statutory right to inspect the books and records of the Company under applicable Delaware law may not extend to the books and records of the Subsidiaries. However, because the Company is a public company subject to the reporting requirements of the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange, information regarding the Company and its subsidiaries and affiliated companies is readily available to shareholders without resort to the statutory right to inspect the Company's books and records.

     It is also possible that the sale by any one or more of the Subsidiaries of substantially all of the assets of the Subsidiaries (including through the sale of the stock of Subsidiaries) following the Restructuring would not require the approval of the shareholders of the Company under Delaware law even though the sale of substantially all of the assets by the Company under the current structure would require shareholder approval. However, the Company has no plans to sell material assets.

     The Board of Directors believes that the advantages of the proposal, as described under Reasons for the Restructuring above, outweigh the possible disadvantages described above. For that reason, the Board of Directors has approved and recommends that the shareholders approve the Restructuring.
The Board of Directors further notes that numerous national and international corporations conduct their operations through holding company structures.

Federal Tax Consequences Of The Restructuring

     Any assets transferred pursuant to the Restructuring will be conveyed to the Subsidiaries on a tax-free basis pursuant to Section 351 of the Internal Revenue Code. The Subsidiaries will be directly or indirectly wholly-owned by the Company. Although the Company has no plans to change the ownership of the Subsidiaries, it is possible that one or more of the Subsidiaries may not be wholly-owned in the future.

Rights Of Dissenting Shareholders

     Approval or consummation of the Restructuring will not entitle a shareholder objecting to its terms or voting against the Restructuring to any appraisal or similar rights under Delaware law.

Vote Required

     The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the meeting is required to approve the Restructuring. Shares not voted (whether by abstention, broker nonvote, or otherwise) have the same effect as a vote against the proposal. The Board of Directors recommends that the shareholders vote FOR approval of the Restructuring.

                          APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 1997 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval.

               SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received in writing by the Company at its corporate office no later than August 5, 1997. The Company's corporate office is located at 2211 Northeast Loop 410, P. O. Box 33069, San Antonio, Texas 78265-3069.

                            PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. To assist in the proxy solicitation, the Company has engaged W.F. Doring & Co. for a fee of $3,000 plus reimbursement of out-of-pocket expenses. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

     The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

                               OTHER MATTERS

     No business other than the matters set forth in this proxy statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

                              LUBY'S CAFETERIAS, INC.
                              James R. Hale
                              Secretary

Dated:  December 2, 1996

                                                           PRELIMINARY COPY
                                   PROXY

                          Luby's CAFETERIAS, INC.

                c/o American Stock Transfer & Trust Company

                40 Wall Street, New York, New York   10005


        This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ralph Erben, John B. Lahourcade, and John E. Curtis, Jr., and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Luby's Cafeterias, Inc. held on record by the undersigned on November 15, 1996, at the Annual Meeting of Shareholders to be held on January 14, 1997, or any adjournment thereof.


     Please mark your votes as in this example.

Nominees:  John E. Curtis, Jr., Ralph Erben, Walter J. Salmon, Joanne Winik

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1, 2, and 3.

[x]  Please mark your votes as in this example.

1.  Election of Directors
    [  ] FOR   [  ] WITHHELD

    For, except vote withheld from the following nominee(s):
    _______________________________________________________

2.  Proposal to authorize restructuring of the Company into a holding company.
    [  ] FOR   [  ] WITHHELD   [  ] ABSTAIN

3. Proposal to approve the appointment of Ernst & Young LLP as the independent public accountants of the corporation.
    [  ] FOR   [  ] WITHHELD   [  ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    PLEASE MARK, SIGN, DATE, AND RETURN THE
    PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________________________   DATE __________________

SIGNATURE __________________________________   DATE __________________
          IF HELD JOINTLY

Note: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
       If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.